Exhibit 99.2

BOSTON PRIVATE WEALTH MANAGEMENT GROUP NAMES INDUSTRY

VETERAN DAVID J. KAYE AS CHIEF FINANCIAL OFFICER

BOSTON – (July 23, 2007) – Boston Private Financial Holdings, Inc. (NASDAQ: BPFH), today announced that David J. Kaye has agreed to join the Company as chief financial officer, responsible for overseeing all financial functions for the Company and its fourteen wealth management affiliates. Kaye, 43, will join Boston Private effective July 30th. President Walter Pressey has been acting as interim CFO. It is anticipated that Kaye will be formally elected to the position of CFO by the Company’s Board of Directors at their July 25, 2007 meeting.

Before joining Boston Private, Kaye served as senior vice president and CFO for Columbia Management, Bank of America’s asset management organization. He led a team of finance professionals with responsibility for all financial reporting for the organization and served as a strategic advisor to the group’s president. Prior to that position, Kaye was the CFO of Bank of America’s Private Bank. During that time, Kaye designed sales reporting practices that became an institutional cornerstone and provided business and financial advice and counsel to the company’s regional presidents.

Previously, Kaye was the vice president and controller for Goldman Sachs Asset Management, heading a team that performed all financial reporting functions for the division. Earlier in his career, Kaye held several finance positions at Lehman Brothers, and was a consultant with Coopers & Lybrand Consulting. He also served as an officer in the U.S. Navy, where he reached the rank of lieutenant and was a mission commander for the U.S. Navy Oceanographic Research Squadron.

“We are thrilled that David will bring his depth and breadth of expertise in the financial services industry and impressive track record in the high-net-worth sector to the Boston Private management team,” said Timothy Vaill, CEO, Boston Private. “His experience in driving the financial and strategic guidance and vision necessary for growing companies will be invaluable for Boston Private as we continue to build a national wealth management organization. David’s industry knowledge, personal ethics, and commitment to excellence make him a great addition to our team.”

Kaye holds a B.S. from the United States Naval Academy and a Master of Management degree from Northwestern University’s Kellogg Graduate School. He is a Certified Management Accountant (CMA).

Boston Private Wealth Management Group

Boston Private is a financial services company that owns independently operated affiliates located in key geographic regions of the U.S. Boston Private’s affiliates offer private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. The Company’s strategy is to enter new markets primarily through selected acquisitions, and then expand its wealth management business by way of organic growth. It makes investments in mid-size firms in demographically attractive areas, forming geographic clusters that represent the firm’s core competencies. Boston Private provides continuing assistance to its affiliates with strategic matters, marketing, compliance and operations. For more information about Boston Private, visit the Company’s web site at www.bostonprivate.com

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CONTACT:

Investors:

Erica E. Smith

Vice President, Investor Relations

Boston Private Financial Holdings, Inc.

(617) 912-3766

esmith@bostonprivate.com

Media:

Catharine Sheehan

Vice President, Corporate Communications

Boston Private Financial Holdings, Inc.

(617) 912-3767

csheehan@bostonprivate.com

Emily Porro

Sloane & Company

212-446-1874

eporro@sloanepr.com